Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the PetroLogistics LP Long Term Incentive Plan of our report dated March 5, 2012, with respect to the financial statements of PL Propylene LLC, and our report dated March 5, 2012, with respect to the financial statements of PetroLogistics LP, included in its Amendment No. 8 to the Registration Statement (Form S-1 No. 333-175035) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
May 8, 2012